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Exhibit 99.2

Specialty Laboratories Deemed Compliant by the Federal Centers for Medicare & Medicaid Services (CMS)

Ruling Represents Complete Resolution of Regulatory Sanctions

        Santa Monica, Calif. July 17, 2002—Specialty Laboratories, Inc. (NYSE:SP) (Specialty), a leading research-driven clinical reference laboratory, announced today that the Federal Centers for Medicare & Medicaid Services (CMS) has found Specialty to be in compliance with all condition level requirements of the federal Clinical Laboratory Improvements Act (CLIA) as of June 19, 2002. As a result, Specialty's right to bill Medicare and Medicaid for its testing services has been reinstated as of June 19, 2002 and all actions against Specialty's CLIA certification have been rescinded.

        The ruling follows previous clearance by the California Department of Health Services (CDHS) and represents the final step in resolving the regulatory sanctions brought against the company earlier this year.

        "Ensuring the resolution of the compliance issues raised by California and federal regulatory agencies has been my top priority since my appointment as CEO," commented Douglas S. Harrington, MD, chief executive officer of Specialty. "As a result of this process, Specialty has significantly strengthened its relationship with the key regulatory agencies and we have the highest level of confidence in the compliance programs now in place."

        "With these matters behind us, we are now fully focused on executing our business strategy of serving the needs of our core hospital clients," Harrington noted. "We have recently introduced programs to enhance our emphasis on quality of service with a particular focus on the areas of turnaround-time, specimen handling and client services. We believe these initiatives, combined with Specialty's leading expertise in information technology, the development and commercialization of new esoteric assays, and technology partnerships with leading biotechnology organizations will allow us to continue to strengthen our position in the hospital marketplace."

        In order to facilitate an immediate resolution with CMS, Specialty has elected to rescind the appeal it filed with CMS on April 17, 2002 regarding the sanctions issued by CMS on April 12, 2002. As a result, Specialty will not seek reimbursement for services performed for beneficiaries of Medicare and Medicaid during the sanction period which began February 22, 2002, nor will it challenge the monetary fine of $351,000. This charge will be reflected in Specialty's second quarter financial statement.

        As previously announced, Specialty expects to report a significant net loss for the second quarter of 2002 as a result of increased costs in laboratory operations and the impact on revenue of a reduction in accession volumes and of not billing Medicare and Medicaid for services performed. Additionally, Specialty expects to incur one-time charges, estimated at $3.5 to $3.8 million, that are associated with the previously announced restructuring plan.

About Specialty

        Specialty Laboratories, a leading research-driven clinical reference laboratory serving the hospital, laboratory and physician specialist community, offers a broad menu of specialized tests. Specialty complements its clinical testing services and national distribution channel with distinguished R&D capabilities. Through internal research programs and partnerships with discovery companies, Specialty focuses on the development of new and enhanced tests that provide excellent clinical value for reliable and cost-effective patient assessment. In addition, Specialty's commitment to innovative information technology applications and the electronic reporting of clinical data has made it a leader in serving the needs of hospitals and physician specialists. Specialty's Web address is www.specialtylabs.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

        This release contains forward-looking statements that involve risks and uncertainties, including, but not limited to, its strengthened relationship with key regulatory agencies, enhancement of service quality, and financial results for the second quarter. Important factors which could cause our actual results to differ materially from those expressed or implied in forward-looking statements are detailed under "Risk Factors" in filings with the Securities and Exchange Commission made from time to time by Specialty Laboratories, including our Registration Statement on Form S-1 declared effective on December 8, 2000 and our periodic filings on Forms 10-K, 10-Q and 8-K. Specialty undertakes no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events.

Contact:
Greg Mann
Director, Corporate Communications
Specialty Laboratories
310-586-7261
gmann@specialtylabs.com

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Specialty Laboratories Deemed Compliant by the Federal Centers for Medicare & Medicaid Services (CMS)